Exhibit 5.1

LOWENSTEIN SANDLER PC
Attorneys at Law
July 19, 2005

Arotech Corporation
354 Industry Drive
Auburn, Alabama 36832

Dear Sirs:

We have acted as counsel to Arotech Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Act”), of 8,264,463 shares of common stock (the “Shares”), par value $0.01 per share (the “Common Stock”) issued by the Company pursuant to the terms and subject to the provisions set forth in the letter agreement dated April 10, 2005 among the Company and the individuals named therein (the "Agreement").

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that the Shares will be sold pursuant to and subject to the terms of the Agreement.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly issued and are fully paid and nonassessable.

This opinion is limited to the provisions of the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC

65 Livingston Avenue	Roseland, New Jersey 07068-1791	Telephone 973.597.2500 Fax 973.597.2200	www.lowenstein.com